Exhibit 2.3

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (the “Amendment”), dated as of May 26, 2015, is by and between Reynolds American Inc., a North Carolina corporation (“RAI”), ITG Brands, LLC (f/k/a LIGNUM-2, L.L.C.), a Texas limited liability company and wholly owned subsidiary of Imperial (the “Acquiror”), and, for certain limited purposes, Imperial Tobacco Group PLC, a public limited company incorporated under the laws of England and Wales (“Imperial”) (RAI, the Acquiror, and, for certain limited purposes, Imperial, are each referred to herein as a “Party” and, collectively, as the “Parties”).

PRELIMINARY STATEMENTS

A. The Parties entered into that certain Asset Purchase Agreement, dated as of July 15, 2014, between RAI, Acquiror and, for certain limited purposes, Imperial (the “Agreement”).

B. Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Agreement.

C. Any reference to a Schedule herein is deemed to reference a schedule set forth in the Disclosure Schedules.

D. Pursuant to Section 12.10 of the Agreement, an amendment to the Agreement may be executed by a written instrument signed by all the parties to the Agreement.

E. Pursuant to Section 2.02(b) of the Agreement, certain Schedules to the Agreement may be amended or supplemented, as appropriate, to the extent a Party believes in good faith that the Schedules specifying certain Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities as of the date of the Agreement do not accurately reflect such Party’s good faith understanding of the assets that should be acquired by the Acquiror or retained by the Sellers or the Liabilities that should be assumed by the Acquiror or retained by the Sellers.

F. The Parties desire to amend the Agreement and certain Schedules as set forth herein.

NOW, THEREFORE, in consideration of (i) the premises and mutual covenants, representations, warranties and agreements hereinafter set forth and (ii) a payment by RAI to Acquiror in the amount of $300,000 or as may be otherwise determined by the Parties upon the consummation of the transactions contemplated by the Agreement, the Parties agree as follows:

ARTICLE I.

AMENDMENTS

Section 1.01. Elimination of References to the PR Business. The Parties agree that RAI no longer wishes to sell and transfer to Acquiror, and Acquiror no longer wishes to purchase, the PR Business. Accordingly, the Agreement, the Disclosure Schedules and all Exhibits to the Agreement are hereby amended to the extent necessary to eliminate all references to the sale to Acquiror of the PR Business or assets of the PR Business and the assumption by Acquiror of liabilities relating to the PR Business. Without limiting the foregoing:

(a) in no event will the term Transferred Assets include any assets, properties or rights used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduction of the PR Business;

(b) in no event will the term Assumed Liability include Liabilities arising, directly or indirectly, out of the operation or conduct of the PR Business;

(c) each of the RAI Transferred Leased Property sites located in Puerto Rico that are listed in Section 2.01(a)(i)(B) of the Disclosure Schedule shall be deleted from such Schedule;

(d) no portion of the Purchase Price will be allocated pursuant to Section 2.11 of the Agreement to the PR Business;

(e) all representations and warranties of RAI in Article III shall be deemed amended to the extent necessary to no longer relate to the PR Business or the assets and liabilities thereof;

(f) Section 6.01(g) of the Disclosure Schedule is revised to delete in its entirety the sentence “With respect to the Proposed Transferred Employees that are RAI PR Employees, RAI may elect to provide payment of annual incentive awards and long-term incentive awards, on a pro rata basis, in connection with the Closing;”

(g) the definition of “Employee Plans” in Exhibit A to the Agreement shall be amended to delete “, collectively, the RAI PR Employee Plans”; and

(h) the definitions “PR Business”, “RAI PR Employee”, and “RAI PR Employee Plans” and all references thereto are all hereby deleted.

Section 1.02. Adjustments to Transferred Assets and Excluded Assets.

(a) Lorillard Tobacco Inventory. Section 2.01(a)(ii)(D) of the Agreement is hereby amended and restated in its entirety to read as follows:

(D) (1) a portion of the tobacco leaf inventory and reconstituted tobacco sheets of the Lorillard Asset Owners (the “Lorillard Tobacco Inventory”) equal to the Maverick Brand MSAI Percentage, which shall be subject to adjustment and finally determined pursuant to the procedures set forth in Exhibit I of the Reciprocal Manufacturing Agreement, and (2) all other raw materials, work-in-process, supplies, packaging and packaging materials (including all branded packaging and packaging materials), and other inventories of the Lorillard Asset Owners, wherever located ((1) and (2) collectively, the “Lorillard Raw Materials Inventory”);

(b) RAI Leaf. Section 2.01(a)(ii)(E) of the Agreement is hereby amended and restated in its entirety to read as follows:

(E) title to a portion of the RJRT Tobacco Inventory equal to the RAI Brands MSAI Percentage (collectively, the “RAI Leaf”), which shall be subject to adjustment and finally determined pursuant to the procedures set forth in Exhibit I of the Reciprocal Manufacturing Agreement; provided that possession of all such RAI Leaf will remain with RAI or one of its Affiliates and the risk of loss with respect to such RAI Leaf will remain with RAI or one of its Affiliates, as applicable, until such time as it is delivered to (directly or as incorporated into finished products) the Acquiror or one of its Affiliates under the Reciprocal Manufacturing Agreement (blu Brand Inventory, RAI Brands Finished Goods, Maverick Brand Finished Goods, Lorillard Raw Materials Inventory and RAI Leaf collectively, “Inventory”) (and the Parties shall work together in good faith to correctly identify the RJRT Tobacco Inventory and to differentiate it from inventory held at the same sites which is not referable to RJRT US domestic and Puerto Rico cigarette production (other than any such inventory related to sales to Santa Fe Natural Tobacco Company, Inc. or held for sale to American Snuff Company, LLC), including for example tobacco leaf inventory, reconstituted tobacco sheets, work-in-progress and tobacco by-products (excluding tobacco virgin stems and virgin tobacco scrap) for use for contract manufacture for third parties or for use by other RAI Affiliates);

(c) Lorillard Leaf. Section 2.01(b)(xii)(B) of the Agreement is hereby amended and restated in its entirety to read as follows:

(B) except for tobacco leaf and reconstituted tobacco sheets included in the Lorillard Raw Materials Inventory, title to all tobacco leaf and reconstituted tobacco sheets of the Lorillard Asset Owners, wherever located (collectively, the “Lorillard Leaf”), which for the avoidance of doubt shall be equal to the amounts of Lorillard Leaf set forth in Exhibit I of the Reciprocal Manufacturing Agreement, as finally determined pursuant to the procedures set forth therein; provided that possession of all such Lorillard Leaf will transfer to the Acquiror or one of its Affiliates at the Closing and the risk of loss with respect to such Lorillard Leaf will remain with the Acquiror or one of its Affiliates, as applicable, until such time as it is delivered (directly or as incorporated into finished products) to RAI or one of its Affiliates under the Reciprocal Manufacturing Agreement; and

(d) Amendments to the Contracts Being Assigned.

(i) The Disclosure Schedule is hereby amended by inserting new Section 2.01(a)(iii) to the Disclosure Schedule in the form attached hereto. Sections 2.01(a)(iii)(A), 2.01(a)(iii)(C), 2.01(a)(iii)(D) and 2.01(a)(iii)(E) of the Disclosure

Schedule are each deleted in their entirety and all references in the Agreement to such Schedules shall be deemed references to Section 2.01(a)(iii) of the Disclosure Schedule.

(ii) Section 2.01(b) of the Agreement is hereby amended by inserting new Section 2.01(b)(xvii) to the Disclosure Schedule in the form attached hereto and by inserting the following as new Section 2.01(b)(xvii) of the Agreement:

“all Contracts listed on Section 2.01(b)(xvii) of the Disclosure Schedule;”

(e) Intellectual Property. Section 2.01(a)(ix) of the Agreement shall be amended to insert “subject to Section 6.30” to the beginning of such Section.

(f) Equipment.

(i) Section 2.01(a)(x) of the Agreement is hereby amended and restated in its entirety to read as follows:

(x) (A) except for the Lorillard Equipment, all furniture, furnishings, fixtures, equipment, machinery, vehicles, tools, apparatus, office equipment, IT Systems, models, molds/tooling equipment replacement, spare parts and supplies and other tangible personal property (“Equipment”) located at the Transferred Real Property, (B) the Equipment set forth on Section 2.01(a)(x) of the Disclosure Schedule, and (C) the Equipment allocated to Acquiror pursuant to Section 2.02(c) of the Agreement (the agreed allocation of which, for the avoidance of doubt, is set forth in Exhibit F of the Reciprocal Manufacturing Agreement).

(ii) Section 2.01(b)(viii) of the Disclosure Schedule is hereby amended and restated in its entirety to read as in the form attached hereto.

(g) UPC Codes and DUNS Numbers.

(i) Section 2.01(a) of the Agreement is hereby amended by inserting the following as new Sections 2.01(a)(xix) and 2.01(a)(xx) of the Agreement:

(xix) the universal product codes (“UPC Codes”) and company prefixes exclusively used to identify products sold under the blu Brand and owned by Lorillard Asset Owners that are listed on Section 2.01(a)(xix) of the Disclosure Schedule (the “Transferred UPC Codes”); and

(xx) the Data Universal Number System identification numbers owned by the Lorillard Asset Owners immediately prior to Closing, including those that are listed on Section 2.01(a)(xx) of the Disclosure Schedule (“DUNS Numbers”).

(ii) Section 2.01(b) of the Agreement is hereby amended by inserting the following as new Section 2.01(b)(xviii) of the Agreement:

(xviii) all UPC Codes and company prefixes owned by any of the Sellers other than the Transferred UPC Codes;

(h) Assignment of Certain Transferred Assets.

(i) The final sentence of Section 2.02(a) of the Agreement is hereby amended and restated in its entirety as follows:

If on or prior to the Closing Date any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or would adversely affect the rights of the Acquiror so that the Acquiror would not in fact receive all such rights, (i) the Parties agree that, from and after the Closing, the Sellers and the Acquiror shall use reasonable best efforts to cause the Acquiror to obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, the Sellers shall enforce for the benefit of the Acquiror any and all of the Acquiror’s rights against a third party associated with such Transferred Asset, claim, right or benefit (collectively, “Third Party Rights”), the Sellers will promptly pay to the Acquiror when received all monies received by them under any such Transferred Asset, claim, right or benefit, and the Acquiror will, upon receipt of an invoice, promptly pay directly on behalf of the Sellers or reimburse the Sellers, as applicable, for all monies paid by them under any such Transferred Asset, claim, right or benefit, including pursuant to any mutually agreeable Contracts that may be entered into in furtherance of the foregoing, including by subcontract, sublicense or sublease to the Acquiror, and (ii) after the Closing Date, RAI will, and will cause each of the other Sellers to, continue to use its and their reasonable best efforts to obtain any consent necessary for the transfer or assignment of any such Transferred Asset claim, right or benefit to the Acquiror, and, upon the receipt of such consent, will immediately transfer such Transferred Asset to the Acquiror at no cost to the Acquiror. The Sellers and the Acquiror will cooperate in good faith to promptly take all actions necessary or proper to give effect to the provisions of this Section 2.02(a).

Section 1.03. Amendments to Intellectual Property Matters.

(a) Section 6.07(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Effective immediately following the Closing, each Seller hereby grants, and will cause its Affiliates to hereby grant, to the Acquiror, a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable (except in the case of an intra-group corporate reorganization among Affiliates or a sale of all or substantially all of the business related to an Acquired Brand) license, without the right to sub-license (except to (1) an Affiliate of the Acquiror or (2) a third party providing services to the Acquiror or any Affiliate of the Acquiror in relation to the Business):

(i) without prejudice to the generality of Section 6.07(a)(ii) below, to use the Seller Intellectual Property being used in the Business at Closing (other than Trademarks), solely in connection with the operation of the Business as conducted within the six months prior to the Closing and the subsequent evolution of such Business;

(ii) without prejudice to the generality of Section 6.07(a)(i) above, to use the Lorillard R&D Intellectual Property solely in connection with the operation of the Business as conducted within the six months prior to the Closing and the subsequent evolution of such Business; and

(iii) the Trademark “2 WAY BOX” solely on the packaging of tobacco cigarette products sold under any RAI Brand, provided that such products are of at least substantially similar quality as the products sold by Seller and its Affiliates under the applicable RAI Brand as of Closing.

(b) Section 6.08 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.08. Intellectual Property License Agreement. Prior to the Closing, RAI and the Acquiror shall negotiate and agree on the following intellectual property agreements, such agreements to be, as applicable, on terms consistent with those set out in Exhibit E to this Agreement (such agreements, collectively, the “Intellectual Property License Agreement”): (i) a Patent License Agreement, (ii) a Substantial Equivalence License Agreement, (iii) a Retained Trademarks and Retained UPC Codes Agreement, (iv) an Intellectual Property Assignment (Non-blu Brand) and (v) an Intellectual Property Assignment (blu Brand). At or prior to the Closing, RAI and the Acquiror shall execute and deliver the Intellectual Property License Agreement.

(c) Changes to Definitions.

(i) The following definitions are added in the appropriate alphabetical order to Exhibit A to the Agreement: (A) “Lorillard R&D Materials” means the research and development materials used to support and/or available to support the Lorillard Brands prior to the Closing, that are listed in Exhibit J; and (B) “Lorillard R&D Intellectual Property” means the Intellectual Property that is owned by any of the Lorillard Asset Owners in the Lorillard R&D Materials.

(d) The Agreement is hereby amended by adding new Exhibit J to the Agreement in the form attached hereto.

(e) The Agreement is hereby amended by adding the following as new Section 6.07(c) of the Agreement:

(c) To the extent that the Acquiror does not have a copy of any Lorillard R&D Materials at Closing, the Sellers shall upon the Acquiror’s reasonable request promptly deliver to the Acquiror a copy of the relevant Lorillard R&D Materials.

(f) The Agreement is hereby amended by adding the following as new Section 6.30 of the Agreement.

Section 6.30. Predicate Product Information. Notwithstanding anything in any of the Transaction Agreements to the contrary, to the extent that any Substantial Equivalence Report included in the Transferred Assets (each such report, together with any supplemental filings and related supporting materials, collectively a “Transferred SE Report”), relies on or includes information pertaining to any product, including any predicate product or any comparison product, sold under any brand of the Sellers other than any of the Acquired Brands (a “Predicate Product”), Sellers may erase, delete, redact or remove any specification information relating to such Predicate Product (the “Predicate Product Information”) from such Transferred SE Report and such Predicate Product Information shall be deemed an Excluded Asset for the purposes of this Agreement. In the event Acquiror requires access to any Predicate Product Information for the purposes of seeking clearance of a Transferred SE Report, RAI agrees to provide Acquiror with such access, subject to mutual agreement (which shall not be unreasonably refused, conditioned or delayed) on appropriate confidentiality obligations and access restrictions governing the disclosure of such information to Acquiror.

(g) Section 4.10 of the Disclosure Schedule is hereby amended and restated in its entirety to read as in the form attached hereto.

Section 1.04. Employee Benefits Matters.

(a) Lorillard Tobacco Company Survivors Income Plan. The Parties agree and consent to (i) the termination of the Lorillard Tobacco Company Survivors Income Plan and any related trust prior to the Closing, if such action is requested of Lorillard Tobacco Company by RAI, and (ii) Lorillard Tobacco Company taking any and all actions, including amending the plan related thereto.

(b) Changes to Definitions.

(i) The defined terms “Lorillard Defined Contribution Plans” and “Lorillard Defined Contribution Trusts” in Exhibit A to the Agreement shall be renamed “Lorillard Hourly Defined Contribution Plan” and “Lorillard Hourly Defined Contribution Trust”.

(ii) The following definitions are added in the appropriate alphabetical order to Exhibit A to the Agreement: (A) “Lorillard Salaried Defined Contribution Plan” shall have the meaning set forth in Exhibit D and (B) “Lorillard Salaried Defined Contribution Trust” shall have the meaning set forth in Exhibit D.

(c) Amendments to Exhibit D to the Agreement. Exhibit D to the Agreement is hereby amended as follows:

(i) Section 1(a) of Exhibit D to the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Acquiror Offer of Employment. No later than 60 days prior to the Closing Date, RAI and the Acquiror shall mutually agree which Lorillard Employees shall be retained by RAI or one of its Affiliates following the Closing (the “Retained Lorillard Employees”). No later than 30 days prior to the Closing Date, the Acquiror shall or shall cause one or more of its Affiliates to offer employment, effective as of the Closing (or, with respect to employees covered by the Assumed CBAs, effective as of the Lorillard Transfer Closing), to all of the Lorillard Employees (other than the Retained Lorillard Employees) (the “Proposed Transferred Employees”), and such Proposed Transferred Employees who accept such offers of employment with the Acquiror or one or more of its Affiliates will be referred to as the “Transferred Employees”. Any Lorillard Employee (other than the Retained Lorillard Employees) who does not accept such offer of employment as of a date certain set no later than five days prior to the Closing and conveyed by the Acquiror to each such Lorillard Employee will be terminated by Lorillard immediately prior to the Closing (or, with respect to employees covered by the Assumed CBAs, immediately prior to the Lorillard Transfer Closing). RAI shall, or shall cause Lorillard to, pay the amount of any severance or other similar benefit amounts owed to any such Lorillard Employee described in the preceding sentence.

(ii) Section 1(c) of Exhibit D to the Agreement is hereby amended and restated in its entirety to read as follows:

(c) Collective Bargaining Agreements. The Acquiror shall recognize any certified labor representative of any

Transferred Employees as the post-Closing labor representative for those employees and will, as of the Lorillard Transfer Closing, assume and abide by the collective bargaining agreements between Lorillard and the Bakery, Confectionary, Tobacco Workers, and Grain Millers International Union (AFL-CIO-CLC) and its local 317T representing employees of the Greensboro, North Carolina Branch of Lorillard and employees of the Danville, Virginia Branch of Lorillard, dated September 1, 2011 and April 5, 2012, respectively, setting forth the terms and conditions of employment for any Transferred Employee in effect immediately prior to the Lorillard Transfer Closing (the “Assumed CBAs”).

(iii) Section 2 of Exhibit D to the Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2. Pension Plans. Upon the Lorillard Transfer Closing, the Acquiror shall assume from Lorillard Tobacco Company sponsorship of, and all right, title and interest of Lorillard Tobacco Company in and to all Liabilities of Lorillard under, the Lorillard Tobacco Company Retirement Allowance Plan for Hourly Rated and/or Piecework Employees (the “Lorillard Pension Plan”), and Lorillard Tobacco Company shall no longer be the plan sponsor of, or a participating employer in, the Lorillard Pension Plan. On the Closing Date, the Acquiror, as plan sponsor of the Lorillard Pension Plan, will (a) withdraw the Lorillard Pension Plan from the master trust under which any assets of the Lorillard Pension Plan are held (the “Lorillard Master Trust”) and (b) establish a trust to hold the assets of the Lorillard Pension Plan (the “Acquiror Hourly Trust”). As soon as reasonably practicable following the Closing Date, RAI shall use reasonable best efforts to cause the trustee(s) of the Lorillard Master Trust to transfer (either in cash or in kind as shall be agreed upon by RAI and the Acquiror) to the trustee(s) of the Acquiror Hourly Trust an amount equal to the Lorillard Pension Plan’s interest in the Lorillard Master Trust, determined as of the Closing Date, or such date proximate to the Closing Date as shall be agreed upon by RAI and the Acquiror. Prior to the Closing Date, Lorillard shall, and RAI shall use reasonable best efforts to cause Lorillard to, adopt such amendments to the Lorillard Pension Plan and the Lorillard Master Trust as are required to implement the two preceding sentences.

(iv) Section 3 of Exhibit D to the Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 3. Defined Contribution Plans. Upon the Lorillard Transfer Closing, the Acquiror shall assume from Lorillard Tobacco Company sponsorship of, all right, title and interest of Lorillard in and to, and all Liabilities of Lorillard under, the Profit Sharing Plan for Lorillard Tobacco Company Hourly Paid Employees (the “Lorillard Hourly Defined Contribution Plan”), Lorillard Tobacco Company shall no longer be the plan sponsor of, or a participating employer in, the Lorillard Hourly Defined Contribution Plan, and Lorillard shall cause the Acquiror to be substituted for Lorillard under all trust agreements under which any assets of the Lorillard Hourly Defined Contribution Plan are held (the “Lorillard Hourly Defined Contribution Trust”), such that the Acquiror succeeds to all of Lorillard’s right, title and interest in and to the Lorillard Hourly Defined Contribution Trust and the assets thereof, subject to the terms thereof. Prior to the Closing Date, Lorillard shall, and RAI shall use reasonable best efforts to cause Lorillard to, adopt such amendments to the Lorillard Hourly Defined Contribution Plan and Lorillard Hourly Defined Contribution Trust as are required to implement the preceding sentence.

Upon the Closing, the Acquiror shall assume from Lorillard Tobacco Company sponsorship of and all right, title and interest of Lorillard in and to and all Liabilities of Lorillard under, the Lorillard Tobacco Company Employee Savings Plan (the “Lorillard Salaried Defined Contribution Plan”), Lorillard Tobacco Company shall no longer be the plan sponsor of, or a participating employer in, the Lorillard Salaried Defined Contribution Plan, and Lorillard shall cause the Acquiror to be substituted for Lorillard under all trust agreements under which any assets of the Lorillard Salaried Defined Contribution Plan are held (the “Lorillard Salaried Defined Contribution Trust”), such that the Acquiror succeeds to all of Lorillard’s right, title and interest in and to the Lorillard Salaried Defined Contribution Trust and the assets thereof, subject to the terms thereof. Effective immediately following its assumption of the Lorillard Salaried Defined Contribution Plan and the Lorillard Salaried Defined Contribution Trust, the Acquiror shall adopt such amendments to the Lorillard Salaried Defined Contribution Plan and Lorillard Salaried Defined Contribution Trust as are required to implement the preceding sentence and shall amend the Lorillard Salaried Defined Contribution Plan to provide that a participant who is employed by an employer that fails to be a member of the Acquiror’s controlled group of corporations as a result of a corporate transaction will be considered to have a termination of employment, provided that such corporate transaction results in the participant experiencing a severance from employment, within the meaning of Treasury Regulation § 1.401(k)-1(d)(1).

(v) The first sentence of Section 5(c) of Exhibit D to the Agreement is hereby amended and restated in its entirety to read as follows:

(c) RAI shall remain responsible for all Liabilities in connection with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) with respect to any individual who is an “M&A qualified beneficiary” (as defined in the regulations under COBRA) as a result of the transactions contemplated by this Agreement, including any individual who is participating in any Employee Plan and who experiences a “qualifying event” (within the meaning of COBRA) as of or before the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date; provided, however, that Acquiror shall assume the obligations related to an M&A qualified beneficiary who is a Transferred Employee, but solely with respect to the Transferred Employee’s health flexible spending arrangement account.

(vi) Appendices A and B to Exhibit D to the Agreement are each hereby amended and restated in their entirety to read as in the form attached hereto.

Section 1.05. Amendments to Indemnification and Guaranty.

(a) Indemnification by RAI. Section 11.01(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) any breach or failure by RAI to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement or in any other Transaction Agreement (subject, in the case of any such Transaction Agreement, to the terms, conditions and limitations contained in such Transaction Agreement), in each case, which covenant or obligation is required to be performed from and after the Closing.

(b) Indemnification by the Acquiror. Section 11.02(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) any breach or failure by Imperial or the Acquiror to perform any of its covenants or obligations contained in this Agreement or in any other Transaction Agreement (subject, in the case of any such Transaction Agreement, to the terms, conditions and limitations contained in such Transaction Agreement), in each case, which covenant or obligation is required to be performed from and after the Closing.

(c) Guaranty by Imperial. Section 6.24(a)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(iii) the payment by the Acquiror or any of its Designated Affiliates (as defined in the relevant Ancillary Agreement) of any judgment against the

Acquiror or any of its Designated Affiliates (or any related settlement) resulting from a breach of the obligations of the Acquiror or any of its Designated Affiliates under any of the Ancillary Agreements.

Section 1.06. Amendments to Closing and Closing Conditions.

(a) Section 2.03 of the Agreement is hereby amended and restated in its entirety to read as follows:

Unless the Parties shall otherwise mutually agree in writing, subject to the satisfaction or waiver of the conditions precedent set forth in Article IX and provided RAI shall have given the Acquiror written notice of the date on which the Effective Time of the Merger shall occur at least four Business Days prior to such date, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of Jones Day, 222 East 41st Street, New York, NY 10017 immediately after the occurrence of the Effective Time of the Merger (so long as the date on which the Effective Time of the Merger occurs is not earlier than the date specified in such notice) (the date on which the Closing takes place being the “Closing Date”). Subject to the satisfaction or waiver of the conditions precedent set forth in Article IX (and the satisfaction of the notice requirement set forth in the preceding sentence), the Lorillard Transfer Closing shall be held on the Closing Date and immediately prior to the Effective Time of the Merger. Without prejudice to the timing of the Closing set forth above in this Section 2.03, the Parties agree that, (a) the transfers contemplated hereby will be deemed effective for accounting and other financial computational purposes as of the close of business on the Closing Date, (b) solely with respect to Transferred Employees, (i) the transfer of the employment of such employees and assumption of the Assumed CBAs contemplated by the Agreement and the Lorillard Transfer Agreement and the effectiveness of the offers of employment described in Section 1(a) of this Exhibit D will be treated as having occurred at 12:00:01 am (local time) on the Closing Date, (ii) the transfers of the Lorillard Pension Plan, the Lorillard Hourly Defined Contribution Plan and the Lorillard Salaried Defined Contribution Plan (and the related trusts of the Lorillard Hourly Defined Contribution Plan and the Lorillard Salaried Defined Contribution Plan), as contemplated by the Agreement, will be treated as having occurred at 12:00:01 am (local time) on the Closing Date, (iii) coverage under the Seller Plans of such employees will be treated as ceasing as of 12:00:01 am (local time) on the Closing Date and (iv) coverage of such employees under employee benefit plans of the Acquiror will be treated as having commenced immediately after 12:00:01 am (local time) on the Closing Date, and (c) the employment by RAI or one of its Affiliates of any Retained Lorillard Employee will be treated as having occurred at 11:59 pm (local time) on the Closing Date.

(b) Section 2.08 of the Agreement is amended (i) to delete clause (d) from the first sentence thereof and (ii) to add the following sentence as a new second sentence of such Section:

Payroll and compensation expense for employees who become Transferred Employees shall be apportioned between RAI and Acquiror as of 12:00:01 am (local time) on the Closing Date.

(c) Section 9.01(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) Satisfaction of the Conditions to the Transactions Contemplated by the Merger Agreement. (i) All of the conditions set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but each of which shall be capable of being satisfied upon the closing of the transactions contemplated by the Merger Agreement) shall have been satisfied or waived by the party entitled to the benefit of the same under the Merger Agreement and (ii) the Acquiror shall have received a written certificate signed by a duly authorized officer of RAI, certifying that (A) the condition in clause (i) of this Section 9.01(e) has been satisfied, (B) it stands ready and willing to consummate the Merger immediately following the consummation of the Lorillard Transfer Closing and (C) it irrevocably confirms that, if the Lorillard Transfer Closing occurs, then the closing of the Merger under the Merger Agreement will occur immediately thereafter.

(d) Change to Definition.

For purposes of Section 2.08 of the Agreement, the defined term “Cut-Off Time” shall be amended and restated in its entirety to read as follows: “the close of business on the Closing Date.”

ARTICLE II

MISCELLANEOUS

Section 2.01. Amendment; No Further Effect. This Amendment will be deemed to be an amendment of the Agreement pursuant to Section 12.10 of the Agreement. Except as expressly set forth herein, this Amendment does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement. References to the Agreement in the Agreement, the Disclosure Schedule, any Exhibit to the Agreement, any Transaction Agreement or the Merger Agreement, shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 2.02. Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 2.03. Governing Law. This Amendment (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction. The Parties hereby declare that it is their intention that this Amendment shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied interpreting its own provisions in all cases where legal interpretation shall be required. Each Party agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the Parties in express reliance upon 6 Del. C. § 2708.

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IN WITNESS WHEREOF, RAI, the Acquiror and Imperial have caused this Amendment No. 1 to Asset Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	SVP, Deputy General Counsel & Secretary

ITG BRANDS, LLC

By:	/s/ Adam Britner
	Name:	Adam Britner
	Title:	Officer and Authorized Signatory

Solely with respect to Section 6.05, Section 6.24 and ARTICLE XII of the Asset Purchase Agreement:

IMPERIAL TOBACCO GROUP PLC

By:	/s/ Adam Britner
	Name:	Adam Britner
	Title:	as attorney for Imperial Tobacco Group PLC

[Signature Page to APA Amendment]